Exhibit 99.1

PMGC Holdings Inc. Signs Letter of Intent to Acquire Profitable U.S.-Based AS9100D & ISO 9001:2015 Certified US-Based CNC Machine Shop Serving Aerospace, Defense, and Industrial Markets for over 35 years

●	Acquisition Target Specializes in Precision Milling, Turning, Mold Manufacturing, and Specialty Metals Expertise Serving Aerospace, Defense, and Industrial Markets
●	This is PMGC’s third pending acquisition since April of 2025, demonstrating that its M&A strategy is well underway, with additional deals expected this year.
●	PMGC Sees Significant Opportunity in Acquiring Additional US based CNC and Precision Manufacturing Companies Serving Aerospace, Industrial, and Defense Markets.

Newport Beach, CA – June 16, 2025 – PMGC Holdings Inc. (Nasdaq:ELAB) (the “Company,” “PMGC,” “we,” or “us”), a diversified public holding company, is pleased to announce the signing of a non-binding Letter of Intent (“LOI”) to acquire a California-based, cash-flow positive computer numerical control (“CNC”) machining company with over 35 years of operational history.

About the Target Company

The Target company (“Target”) is an established CNC machining business specializing in precision milling and turning, mold manufacturing, and working with exotic metals such as titanium and Inconel. The company holds AS9100D and ISO 9001:2015 certifications—two of the most widely used international quality standards in manufacturing—commonly required by major aerospace and defense contractors and leading industrial manufacturers.

Target serves customers across the aerospace, defense, space, commercial, and industrial sectors. Despite having no formal sales team or marketing budget, Target has developed long-standing customer relationships through repeat business and referrals, which the Company believes reflects Target’s reputation for quality and trust.

Target generated approximately $1.4 million in revenue and $215,000 in adjusted EBITDA in 2024.

Strategic Rationale

PMGC believes the potential acquisition of Target fits squarely within PMGC’s strategy of acquiring U.S.-based, cash-flow-positive manufacturing businesses with strong fundamentals and growth potential. The Target stands out to the Company for its high-quality and longstanding customer base, advanced technical capabilities, and consistent demand across critical industries. PMGC also believes in the strategic benefit this potential acquisition may provide, given its view that recent geopolitical dynamics and supply chain vulnerabilities may accelerate a national effort to rebuilding American manufacturing capabilities. Federal legislation—including the CHIPS and Science Act and the Inflation Reduction Act—is investing funds in to promote onshoring, innovation, and industrial independence. The Company believes that manufacturers with AS9100D and ISO 9001:2015 certifications, such as the Target are well-positioned to benefit, as these credentials are often mandatory for work with Department of Defense programs, NASA contracts, and major aerospace original equipment manufacturers. The Company believes that demand for qualified U.S.-based suppliers is rising as defense and industrial clients prioritize secure, high-quality, domestic partners.

“This acquisition reflects our continued commitment to acquiring specialized, resilient businesses that operate at the highest standards,” said Graydon Bensler, Chief Executive Officer of PMGC Holdings Inc. “With its reliable certifications, niche capabilities in specialty metals, and trusted relationships across critical industries, this company adds both operational depth and strategic relevance to our portfolio.”

The closing of this anticipated acquisition is subject to customary conditions, including completion of due diligence, certain corporate approvals, and execution and delivery of definitive documentation. We cannot assure that closing of the acquisition will occur.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. Currently, our portfolio consists of three wholly owned subsidiaries: Northstrive Biosciences Inc., PMGC Research Inc., and PMGC Capital LLC. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC Holdings’ filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

IR Contact:

IR@pmgcholdings.com